EXHIBIT 10.182

July 30, 2002

Mr. Philip A. Samuels, President

Marketing Materials & Media, LLC

12670 East Bates Circle

Aurora, CO 80014

Re: Letter of Agreement

Dear Phil:

USURF America, Inc, of 3333 South Bannock Street, #790, Englewood, CO 80110, desires to contract Marketing Materials & Media, LLC (“MMM”) and its President, Philip A. Samuels, for services generally described and further defined below:

General Manger: duties include, but are not limited to; operations and staff project management, contract administration, database administration, Web site administration, vendor management and internship supervision.

Director of Marketing: duties include, but are not limited to, creation and updating of partner development materials, customer collateral, direct mail, telemarketing programs and Web site copywriting, and creation of and participation in partner development activities, partner co-marketing activities, advertising campaigns, end-user sales, telemarketing and training.

MMM will be paid in cash in the amount of $750 for general manager duties for 30 hours of service in the month of July 2002. Payment for general manager duties for 60 hours of service in months August through September 2002 will be accrued until such time that USURF America will receive additional funding in the amount of $250,000 or more, when billing for this additional activity completed will become due and payable. Philip A. Samuels will be paid in registered equity shares of USURF America stock for director of Marketing activities for a minimum of 80 hours per month for three (3) month term of this agreement. In consideration for these services, Samuels will receive 250,000 registered shares of USURF common stock. In addition, Samuels shall receive 50,000 registered shares of USURF common stock for work previously performed. Reasonable and documented expenses incurred in conducting contracted activities such as mileage, long-distance phone tolls, out-of-town meals and lodging, approved entertainment and printing materials will be reimbursed at cost in cash. The management of this agreement will be under supervision Ken Upcraft, Vice President Sales and Marketing or his designees.

This agreement is made for a period of three (3) months, July through September 2002.

Termination of this agreement by either party can be made with 30 days written notice to the other party. If you are in agreement, please sign in the space provided. I look forward to working with MMM and you on this project.

Sincerely,

/s/ Douglas O. McKinnon

Douglas O. McKinnon

Agreed to this 30th day of July, 2002:

Marketing Materials & Media, LLC.

/s/ Philip A. Samuels

By: Philip A. Samuels, President

/s/ Philip A. Samuels

Philip A. Samuels, Individual